Crescent Capital BDC, Inc. Reports December 31, 2023 Financial Results;

Declares a First Quarter Regular Dividend of $0.41 Per Share and a
Fourth Quarter Supplemental Dividend of $0.10 Per Share

LOS ANGELES, February 21, 2024 — Crescent Capital BDC, Inc. (“Crescent BDC” or “Company”) (NASDAQ: CCAP) today reported net investment income of $2.30 per share and net income of $2.33 per share, for the year ended December 31, 2023. For the quarter ended December 31, 2023, net investment income and net income per share were $0.61 and $0.83, respectively.

Reported net asset value (NAV) per share was $20.04 at December 31, 2023 as compared to $19.70 at September 30, 2023. The Company announced that its Board of Directors (the “Board”) declared a first quarter 2024 regular cash dividend of $0.41 per share to stockholders of record as of March 29, 2024, payable on April 15, 2024. The Board also announced a fourth quarter 2023 supplemental cash dividend of $0.10 per share to stockholders of record as of February 29, 2024, payable on March 15, 2024.

Selected Financial Highlights

($ in millions, except per share amounts)

	As of and for the three months ended
	December 31, 2023	September 30, 2023	December 31, 2022
Investments, at fair value	$1,582.1	$1,564.8	$1,263.0
Total assets	$1,627.4	$1,624.5	$1,302.9
Total net assets	$742.6	$730.3	$612.5
Net asset value per share	$20.04	$19.70	$19.83

Investment income	$50.0	$48.2	$34.6
Net investment income	$22.8	$21.7	$16.1
Net realized gains (losses), net of taxes	$(6.6)	$(0.1)	$(0.0)
Net change in unrealized gains (losses), net of taxes	$14.7	$1.0	$(13.5)
Net increase (decrease) in net assets resulting from operations	$30.9	$22.6	$2.6

Net investment income per share	$0.61	$0.59	$0.52
Net realized gains (losses) per share, net of taxes	$(0.18)	$(0.00)	$(0.00)
Net change in unrealized gains (losses) per share, net of taxes	$0.40	$0.02	$(0.44)
Net increase (decrease) in net assets resulting from operations per share	$0.83	$0.61	$0.08
Regular distributions paid per share	$0.41	$0.41	$0.41
Supplemental distributions paid per share	$0.09	$0.08	-

Non-GAAP Financial Measures[1]:
Adjusted net investment income	$22.8	$21.7	$15.0
Adjusted net investment income per share	$0.61	$0.59	$0.49

Weighted average yield on income producing securities (at cost)[2]	11.9%	11.9%	10.8%
Percentage of debt investments at floating rates	98.7%	98.6%	98.8%

Portfolio & Investment Activity

As of December 31, 2023 and September 30, 2023, the Company had investments in 186 and 185 portfolio companies with an aggregate fair value of $1,582.1 and $1,564.8 million, respectively. The portfolio at fair value was comprised of the following asset types:

Portfolio Asset Types:
	As of
$ in millions	December 31, 2023		September 30, 2023
Investment Type	Fair Value	Percentage	Fair Value	Percentage
Senior secured first lien	$429.2	27.0%	$445.0	28.4%
Unitranche first lien[3]	973.9	61.5	938.9	60.0
Unitranche first lien - last out[3]	13.5	0.9	13.8	0.9
Senior secured second lien	58.2	3.7	57.6	3.7
Unsecured debt	4.1	0.3	6.3	0.4
Equity & other	50.1	3.2	49.0	3.1
LLC/LP equity interests	53.1	3.4	54.2	3.5
Total investments	$1,582.1	100.0%	$1,564.8	100.0%

Full Year

For the year ended December 31, 2023, the Company invested $200.7 million across 15 new portfolio companies, 18 existing portfolio companies and several follow-on revolver and delayed draw fundings. This excludes $335.0 million of assets at cost acquired in connection with the acquisition of First Eagle Alternative Capital BDC, Inc. (“FCRD”) in March 2023. The assets acquired through the FCRD transaction, at cost, were comprised of $185.1 million of senior secured first lien, $100.1 million of unitranche first lien, $2.8 million of equity investments and $47.0 million of LLC/LP equity interests. During this period, the Company had $231.2 million in aggregate exits, sales and repayments. For the year ended December 31, 2022, the Company invested $308.0 million across 20 new portfolio companies, 31 existing portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $277.6 million in aggregate exits, sales and repayments.

Fourth Quarter

For the quarter ended December 31, 2023, the Company invested $88.5 million across ten new portfolio companies and several follow-on revolver and delayed draw fundings. During this period, the Company had $86.6 million in aggregate exits, sales and repayments. For the quarter ended September 30, 2023, the Company invested $45.1 million across three new portfolio companies and several follow-on revolver and delayed draw fundings. For this period, the Company had $62.1 million in aggregate exits, sales and repayments.

Results of Operations

Full Year

For the year ended December 31, 2023, investment income increased to $184.1 million from $116.7 million for the year ended December 31, 2022. Interest income, which includes amortization of upfront fees, increased to $169.8 million for the year ended December 31, 2023 from $108.5 million for the year ended December 31, 2022, due to a rise in benchmark rates, the FCRD acquisition and the organic growth of our income producing portfolio. Included in interest from investments for the years ended December 31, 2023 and 2022 are $1.8 million and $2.4 million of accelerated accretion of OID related to paydown activity, respectively. Dividend income increased to $13.3 million for the year ended December 31, 2023 from $7.7 million for the year ended December 31, 2022. Other income, which includes consent, waiver, amendment, agency, underwriting and arranger fees, was $1.0 million and $0.5 million for the years ended December 31, 2023 and 2022, respectively.

For the years ended December 31, 2023 and 2022, total expenses, including income and excise taxes, totaled $101.6 million and $57.0 million, respectively. Interest and other debt financing costs increased from $31.9 million for the year ended December 31, 2022 to $58.7 million for the year ended December 31, 2023, due to higher weighted average debt outstanding and a higher weighted average cost of debt primarily attributable to the rise in benchmark rates.

Fourth Quarter

For the quarter ended December 31, 2023, investment income increased to $50.0 million from $48.2 million for the quarter ended September 30, 2023, respectively. Interest income, which includes amortization of upfront fees, increased to $46.4 million for the quarter ended December 31, 2023 from $44.6 million for the quarter ended September 30, 2023, primarily due to a rise in benchmark rates. Included in interest from investments for the quarters ended December 31, 2023 and September 30, 2023 are $1.2 million and $0.5 million of accelerated accretion of OID related to paydown activity, respectively. Dividend income increased to $3.3 million for the quarter ended December 31, 2023 from $3.2 million for the quarter ended September 30, 2023. Other income, which includes consent, waiver, amendment, agency, underwriting and arranger fees, was $0.2 million and $0.4 million for the quarter ended December 31, 2023 and September 30, 2023, respectively.

For the three months ended December 31, 2023 and September 30, 2023, total net expenses, including income and excise taxes, totaled $27.2 million and $26.4 million, respectively.

Liquidity and Capital Resources

As of December 31, 2023, the Company had $24.5 million in cash and cash equivalents and restricted cash and $329.7 million of undrawn capacity on its credit facilities, subject to borrowing base and other limitations. The weighted average cost of debt on the Company’s debt outstanding as of December 31, 2023 was 7.02%.

The Company’s debt to equity ratio was 1.15x as of December 31, 2023.

Conference Call

The Company will host a webcast/conference call on Thursday, February 22, 2024 at 12:00 p.m. (Eastern Time) to discuss its financial results for the quarter and fiscal year ended December 31, 2023. Please visit Crescent BDC’s webcast link located on the Events & Presentations page of the Investor Relations section of Crescent BDC’s website for a slide presentation that complements the earnings conference call.

All interested parties are invited to participate via telephone or the live webcast, which will be hosted on a webcast link located on the Events & Presentations page of the Investor Resources section of Crescent BDC’s website at www.crescentbdc.com. Please visit the website to test your connection before the webcast. Participants are also invited to access the conference call by dialing the following number:

Toll Free: (888) 259-6580

Conference ID: 17723372

All callers will need to enter the Conference ID followed by the # sign and reference “Crescent BDC” once connected with the operator. An archived replay will be available via a webcast link located on the Investor Relations section of Crescent BDC's website.

Endnotes

Note: Numbers may not sum due to rounding.

1)
On a supplemental basis, the Company is disclosing adjusted net investment income and adjusted net investment income per share, each of which is a financial measure that is calculated and presented on a basis of methodology other than in accordance with U.S. GAAP (“non-GAAP”). Adjusted net investment income represents net investment income, excluding capital gains incentive fees. We use this non-GAAP financial measure internally to analyze and evaluate financial results and performance and believe that this non-GAAP financial measure is useful to investors as an additional tool to evaluate ongoing results and trends without giving effect to capital gains incentive fees. The Company’s investment advisory agreement provides that a capital gains-based incentive fee is determined and paid annually with respect to realized capital gains (but not unrealized capital appreciation) to the extent such realized capital gains exceed realized capital losses and unrealized capital depreciation on a cumulative basis. We believe that adjusted net investment income is a useful performance measure because it reflects the net investment income produced on the Company’s investments during a period without giving effect to any changes in the value of such investments and any related capital gains incentive fees between periods. The presentation of adjusted net investment income is not intended to be a substitute for financial results prepared in accordance with GAAP and should not be considered in isolation. The following table provides an unaudited reconciliation of net investment income (the most comparable U.S. GAAP measure) to adjusted net investment income for the periods presented:

	For the three months ended						For the years ended December 31,
	December 31, 2023		September 30, 2023 (unaudited)		December 31, 2022		2023		2022
$ in millions, except per share data	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share	Amount	Per Share
GAAP net investment income	$22.8	$0.61	$21.7	$0.59	$16.1	$0.52	$82.5	$2.30	$59.7	$1.93
Capital gains based incentive fee	-	-	-	-	(1.1)	(0.03)	-	-	(6.3)	(0.20)
Adjusted net investment income	$22.8	$0.61	$21.7	$0.59	$15.0	$0.49	$82.5	$2.30	$53.4	$1.73

2)
Yield excludes investments on non-accrual status.
3)
Unitranche loans are first lien loans that may extend deeper in a company’s capital structure than traditional first lien debt and may provide for a waterfall of cash flow priority among different lenders in the unitranche loan. In certain instances, the Company may find another lender to provide the “first out” portion of such loan and retain the “last out” portion of such loan, in which case, the “first out” portion of the loan would generally receive priority with respect to payment of principal, interest and any other amounts due thereunder over the “last out” portion that the Company would continue to hold. In exchange for the greater risk of loss, the “last out” portion earns a higher interest rate.

Crescent Capital BDC, Inc.

Consolidated Statements of Assets and Liabilities

(in thousands except share and per share data)

	As of December 31, 2023	As of December 31, 2022
Assets
Investments, at fair value
Non-controlled non-affiliated investments (cost of $1,469,251 and $1,235,778, respectively)	$1,465,537	$1,208,501
Non-controlled affiliated investments (cost of $56,084 and $42,040, respectively)	52,619	43,080
Controlled investments (cost of $67,353 and $13,638, respectively)	63,919	11,375
Cash and cash equivalents	7,780	6,397
Restricted cash and cash equivalents	16,690	10,670
Interest and dividend receivable	14,000	9,945
Receivable from unsettled transactions	251	5
Unrealized appreciation on foreign currency forward contracts	5,128	8,154
Deferred tax assets	114	91
Other assets	1,341	4,660
Total assets	$1,627,379	$1,302,878

Liabilities
Debt (net of deferred financing costs of $7,138 and $5,380)	$844,783	$654,456
Distributions payable	15,195	12,664
Interest and other debt financing costs payable	10,900	8,471
Management fees payable	5,026	4,056
Incentive fees payable	4,770	3,112
Deferred tax liabilities	578	899
Payable for investment purchased	-	514
Directors’ fees payable	-	151
Unrealized depreciation on foreign currency forward contracts	84	157
Accrued expenses and other liabilities	3,449	5,857
Total liabilities	$884,785	$690,337

Net assets
Preferred stock, par value $0.001 per share (10,000 shares authorized, zero outstanding, respectively)	$-	$-
Common stock, par value $0.001 per share (200,000,000 shares authorized, 37,061,547 and 30,887,360 shares issued and outstanding, respectively)	37	31
Paid-in capital in excess of par value	788,299	675,008
Accumulated earnings (loss)	(45,742)	(62,498)
Total net assets	$742,594	$612,541
Total liabilities and net assets	$1,627,379	$1,302,878
Net asset value per share	$20.04	$19.83

Crescent Capital BDC, Inc.

Consolidated Statements of Operations

(in thousands except share and per share data)

	For the years ended December 31,
	2023	2022	2021
Investment Income:
From non-controlled non-affiliated investments:
Interest income	$162,089	$101,751	$81,371
Paid-in-kind interest	3,191	1,564	1,881
Dividend income	438	127	1,919
Other income	658	540	791
From non-controlled affiliated investments:
Interest income	2,974	1,625	1,170
Paid-in-kind interest	816	2,106	1,235
Dividend income	2,058	5,169	2,414
Other income	309	—	3
From controlled investments:
Interest income	609	745	2
Paid-in-kind interest	192	732	—
Dividend income	10,800	2,358	3,200
Total investment income	184,134	116,717	93,986

Expenses:
Interest and other debt financing costs	58,742	31,880	19,766
Management fees	19,613	16,344	14,118
Income based incentive fees	17,451	11,214	9,849
Capital gains based incentive fees	—	(6,324)	6,324
Professional fees	1,593	1,302	1,769
Directors’ fees	600	524	475
Other general and administrative expenses	2,753	2,660	2,628
Total expenses	100,752	57,600	54,929
Management fees waiver	(190)	(229)	(3,302)
Income based incentive fees waiver	(276)	(538)	(7,517)
Net expenses	100,286	56,833	44,110
Net investment income before taxes	83,848	59,884	49,876
(Benefit) provision for income and excise taxes	1,307	155	2,250
Net investment income	82,541	59,729	47,626
Net realized and unrealized gains (losses) on investments:
Net realized gain (loss) on:
Non-controlled non-affiliated investments	(12,465)	1,157	3,687
Non-controlled affiliated investments	—	7,098	28,810
Controlled investments	—	(3,301)	—
Foreign currency transactions	(1,435)	(33)	311
Foreign currency forward contracts	1,021	24	(193)
Net change in unrealized appreciation (depreciation) on:
Non-controlled non-affiliated investments and foreign currency translation	21,772	(43,818)	12,535
Non-controlled affiliated investments	(4,505)	(9,419)	(10,464)
Controlled investments	(1,171)	(1,600)	602
Foreign currency forward contracts	(2,954)	6,513	2,116
Net realized and unrealized gains (losses) on investments	263	(43,379)	37,404
Benefit (provision) for taxes on realized gain on investments	132	(911)	(1,177)
Benefit (provision) for taxes on unrealized appreciation (depreciation) on investments	901	105	(220)
Net increase (decrease) in net assets resulting from operations	$83,837	$15,544	$83,633

Per common share data:
Net increase (decrease) in net assets resulting from operations per share (basic and diluted):	$2.33	$0.50	$2.94
Net investment income per share (basic and diluted):	$2.30	$1.93	$1.67
Weighted average shares outstanding (basic and diluted):	35,928,203	30,887,360	28,477,771

About Crescent BDC

Crescent BDC is a business development company that seeks to maximize the total return of its stockholders in the form of current income and capital appreciation by providing capital solutions to middle market companies with sound business fundamentals and strong growth prospects. Crescent BDC utilizes the extensive experience, origination capabilities and disciplined investment process of Crescent. Crescent BDC is externally managed by Crescent Cap Advisors, LLC, a subsidiary of Crescent. Crescent BDC has elected to be regulated as a business development company under the Investment Company Act of 1940. For more information about Crescent BDC, visit www.crescentbdc.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

About Crescent Capital Group

Crescent is a global credit investment manager with over $40 billion of assets under management. For over 30 years, the firm has focused on below investment grade credit through strategies that invest in marketable and privately originated debt securities including senior bank loans, high yield bonds, as well as private senior, unitranche and junior debt securities. Crescent is headquartered in Los Angeles with offices in New York, Boston, Chicago and London with more than 200 employees globally. Crescent is a part of SLC Management, the institutional alternatives and traditional asset management business of Sun Life. For more information about Crescent, visit www.crescentcap.com. However, the contents of such website are not and should not be deemed to be incorporated by reference herein.

Contact:

Dan McMahon

daniel.mcmahon@crescentcap.com

212-364-0149

Forward-Looking Statements

This press release, and other statements that Crescent BDC may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to Crescent BDC’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

Crescent BDC cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which may change over time. Forward-looking statements speak only as of the date they are made, and Crescent BDC assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in Crescent BDC’s SEC reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the financial condition of and ability of our current and prospective portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the impact of increased competition; (11) the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments; (12) potential conflicts of interest in the allocation of opportunities between us and other investment funds managed by our investment adviser or its affiliates; (13) the ability of our investment adviser to attract and retain highly talented professionals; (14) changes in law and policy accompanying the new administration and uncertainty pending any such changes; (15) increased geopolitical unrest, terrorist attacks or acts of war, which may adversely affect the general economy, domestic and local financial and capital markets, or the specific industries of our portfolio companies; (16) changes and volatility in political, economic or industry conditions, the interest rate environment, foreign exchange rates or financial and capital markets; (17) the unfavorable resolution of legal proceedings; and (18) the impact of changes to tax legislation and, generally, our tax position.

Crescent BDC’s Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC, identifies additional factors that can affect forward-looking statements.

Other Information

The information in this press release is summary information only and should be read in conjunction with Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2023, which Crescent BDC filed with the U.S. Securities and Exchange Commission (the SEC) on February 21, 2024, as well as Crescent BDC’s other reports filed with the SEC. A copy of Crescent BDC’s annual report on Form 10-K for the year ended December 31, 2023, Crescent BDC’s quarterly reports on Form 10-Q and Crescent BDC’s other reports filed with the SEC can be found on Crescent BDC’s website at www.crescentbdc.com and the SEC’s website at www.sec.gov.